Exhibit 99.1

Blue Apron Holdings, Inc. Reports Second Quarter 2022 Results

Company Posts Third Consecutive Quarter of Revenue Growth and Record Average Order Value

Enters Agreement For $30.0 Million in Additional Funding

New York, NY – August 8, 2022 – Blue Apron (NYSE: APRN) today announced financial results for the second quarter ended June 30, 2022 (2Q22).

Second Quarter 2022 Highlights

●	Net revenue rose slightly year-over-year and 6.0% sequentially to $124.2 million, inclusive of a bulk sale to an enterprise customer
●	Average Order Value rose 7.1% year-over-year and 6.6% sequentially to $67.14, a record high for the company, primarily due to a pricing increase introduced in 2Q22
●	Average Revenue per Customer increased to $328 from $321 last quarter, and decreased slightly from $330 for the same period in 2021
●	Company raised $20.5 million of equity and entered into a new $30.0 million debt agreement. The new debt was used, together with cash on hand, to repay the company’s senior secured term loan, which lowers overall debt service obligations and extends debt maturity to 2027
●	On August 7, 2022, the company and RJB Partners LLC (“RJB”), an affiliate of Joseph N. Sanberg, amended the April 2022 private placement agreement pursuant to which RJB agreed to purchase from the company i) the 1,666,667 shares of Class A common stock under the original agreement at a price of $5.00 per share instead of $12.00 per share, and ii) an additional 8,333,333 shares of Class A common stock at a price of $5.00 per share, for an aggregate investment of $50.0 million for 10 million shares of Class A common stock at $5.00 per share, which is expected to close later this month. The company expects to use the proceeds of the private placement to invest in its long-term growth plan, with $25.0 million expected to be used for strategic purposes aimed at enhancing shareholder value, including exploring share buybacks. Upon closing, Alex Chalunkal, Mr. Sanberg’s Chief Investment Officer, will join the Blue Apron board
●	Cash and cash equivalents were $54.0 million as of June 30, 2022, which does not reflect the $10.0 million bulk sale receivable received subsequent to quarter-end. In addition, cash and cash equivalents as of June 30, 2022 does not include the $50.0 million that the company is expected to receive from RJB pursuant to the private placement that is expected to close on or before August 31, 2022, or the payment of a $20.0 million receivable owed by an affiliate of Mr. Sanberg, which is expected to be paid on or before August 31, 2022

Linda Findley, Blue Apron’s President and Chief Executive Officer, commented, “We are pleased by the team’s continued execution against ‘The Next Course’ strategy in the second quarter. Our hard work resulted in continued strong performance in our key customer engagement metrics. Though significant inflation and the continued post-pandemic acceleration in travel impacted customer count, we saw encouraging signs from our new brand campaign launched in April 2022. The heightened awareness from the program drove a tangible increase in traffic to our site, and we are proactively focused on improving conversion going forward.”

“We are also pleased to have reached an agreement with RJB to increase RJB’s investment in the company pursuant to the April agreement from $20 million to $50 million, which is expected to close by the end of this month. This investment will strengthen our financial position and provide additional flexibility as we move forward with our long-term growth plan.”

Key Customer Metrics

Key customer metrics in the table below reflect the company’s product initiatives and targeted marketing investments along with the impact of an onion recall recovery in 2021; the seasonality of the company’s business; and other operating trends. The metrics below exclude the impact of a $10.0 million enterprise sale in the second quarter of 2022.

	Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Orders (in thousands)	1,701	1,869	1,977
Customers (in thousands)	349	367	375
Average Order Value	$67.14	$62.99	$62.72
Orders per Customer	4.9	5.1	5.3
Average Revenue per Customer	$328	$321	$330

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

Second Quarter 2022 Financial Results

●	Net revenue was $124.2 million, a 6% increase from $117.8 million in 1Q22, and a slight increase from $124.0 million in 2Q21. The year-over-year and sequential increases were due to a $10.0 million bulk sale related to a directed donation to an enterprise customer by a company related party, and an increase in Average Order Value, which reflects pricing increases introduced in the second half of 2021 and continued execution of the company’s growth strategy.
●	Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue, increased 270 basis points year-over-year from 62.6% to 65.3%. The increase was primarily driven by higher food and product packaging costs due to new and enhanced product offerings and price increases due to inflationary pressure, as well as an increase in shipping and fulfillment packaging costs driven by carrier rate increases and fuel surcharges. COGS as a percentage of net revenue improved 220 basis points sequentially, mainly due to labor efficiencies realized.
●	Marketing expenses were $21.8 million, or 17.5% of net revenue, a 22% decline from 1Q22, partially due to a seasonal decline in promotional spending in the second quarter and the company strategically pulling back on marketing spend due to rising media costs and inefficient returns. Marketing expenses rose 33% from 2Q21 as part of the company’s growth strategy to drive customer acquisitions and target new customers.
●	Product, technology, general and administrative (PTG&A) expenses increased 5% from $36.8 million in 2Q21 to $38.5 million in 2Q22. The increase was primarily due to an increase in personnel costs to support the company’s growth strategy. As a percentage of net revenue, PTG&A increased 130 basis points year-over-year from 29.7% to 31.0%. PTG&A declined 11% from $43.3 million in 1Q22, primarily due to the purchase and retirement of $3.0 million in carbon offsets in 1Q22 in order to fulfill the company’s commitment of being carbon neutral by the end of the first quarter of 2022.
●	Gain (loss) on extinguishment of debt was a gain of $0.7 million related to the termination of the company’s financing agreement in May 2022. This compares with a non-cash loss of $4.1 million in

2Q21 as a result of the amendment of the same financing agreement in May 2021, which was deemed to be an extinguishment of the existing debt for accounting purposes.
●	Other income (expense), net, was $0.4 million, which was driven by a non-cash fair value adjustment related to the company’s obligation to issue warrants to its lender following the May 2021 amendment of its financing agreement, as well as a gain recognized upon the derecognition of the liability following the termination of the financing agreement in May 2022.
●	Net loss was $23.1 million, and diluted loss per share was $0.68, based on 34.1 million weighted-average shares outstanding. This compares with a net loss of $18.6 million, and diluted loss per share of $0.98, in 2Q21 based on 18.9 million weighted-average shares outstanding.
●	The total shares outstanding as of June 30, 2022, were 34,795,727.
●	Adjusted EBITDA was a loss of $15.5 million, compared with an adjusted EBITDA loss of $3.5 million in 2Q21.

Liquidity and Capital Resources

●	Cash and cash equivalents were $54.0 million as of June 30, 2022, excluding the $50.0 million that RJB is expected to close on or before August 31, 2022 and the $20.0 million receivable that is expected to be paid on or before August 31, 2022, as described below.
●	Cash used in operating activities totaled $18.3 million in 2Q22, compared with cash generated of $1.1 million in the second quarter of the prior year. The higher operating cash outflow was primarily related to an increase in marketing and unfavorable working capital changes.
●	Capital expenditures totaled $1.7 million in 2Q22, representing an increase of $0.4 million from 2Q21.
●	Free cash flow was $(20.0) million in 2Q22, compared with $(0.2) million in the second quarter of the prior year. The change was driven by increased operating cash outflow, as well as a slight increase in capital expenditures.
●	In April 2022, the company issued to Long Live Bruce, LLC, an affiliate of Joseph N. Sanberg, and Linda Findley, President and Chief Executive Officer, in separate private placements, shares of its Class A common stock at $12.00 per share, resulting in $20.5 million of gross proceeds.
●	In May 2022, the company issued $30.0 million of senior secured notes, for $28.2 million of proceeds, net of original issuance discount. The proceeds, together with cash on hand, were used to pay off, in full, the company’s then-outstanding senior secured term loan
●	As contemplated by the April agreement, the company agreed to issue to RJB, and RJB agreed to purchase from the company, an additional $20.0 million of the company’s Class A common stock at $12.00 per share at a second closing to be closed on May 30, 2022 or such other date as was agreed to by the company and RJB.
●	On August 7, 2022, the company and RJB amended the April 2022 purchase agreement with RJB pursuant to which RJB agreed to purchase from the company, i) 1,666,667 shares of Class A common stock under the April agreement at a price of $5.00 per share instead of $12.00 per share, and ii) an additional 8,333,333 shares of Class A common stock at a price of $5.00 per share for an aggregate investment of $50.0 million for 10 million shares of Class A common stock at $5.00 per share in a private placement on or before August 31, 2022. RJB’s obligation to make this investment is not subject to closing conditions and Mr. Sanberg has agreed to personally guarantee the payment of the aggregate purchase price of $50.0 million. The company expects to invest these proceeds in its long-term growth plan, or for general corporate purposes, with $25.0 million expected to be used for strategic purposes aimed at enhancing shareholder value, including exploring share buybacks. On August 7, 2022, the company amended the gift card sponsorship agreement with an affiliate of Mr. Sanberg which added a personal guarantee from Mr. Sanberg of such affiliate’s payment obligation and extended the payment date to on or before August 31, 2022 of a $20.0 million receivable.
●	Effective upon the closing of the $50.0 million investment by RJB, Alex Chalunkal will join the company’s board of directors. Mr. Chalunkal is Mr. Sanberg’s Chief Investment Officer. Mr. Chalunkal has an investment track record and associated skill sets that will complement the board’s expertise as it continues to explore strategic ways to unlock shareholder value.

ESG Initiatives

The company continues to execute on its ESG strategy and initiatives. Recent efforts include:

●	The purchase of 248,000 metric tons of carbon offsets from a related party vendor to meet its 2023 and 2024 carbon neutral goals based on its 2021 estimated carbon footprint. The rate obtained was equivalent to what the company paid for its 2022 offsets. The total of $6.0 million is payable in 24 monthly installments starting on July 31, 2022. The company views carbon offsets as an important tool as the company continues to implement more practices on its path to net zero.
●	Continued efforts to include ingredients that follow the company’s animal welfare guidelines. In recognition of that work, Blue Apron was rated as a “Progress Leader” in Mercy For Animals’ 2022 “Count Your Chickens Report” that assessed broiler welfare in corporate supply chains. Blue Apron was included in a group of companies that are “leading the industry and reporting measurable progress toward their broiler welfare goals.” It is a further example of the importance the company places on sourcing responsibly.

Outlook

As a result of persistent inflationary pressures which are impacting consumer demand, the company believes it is prudent to adjust its 2022 revenue growth target to 7% to 13% compared with 2021, and focus on driving to profitability.

The company remains committed to its longer term targets, provided at its Investor Day in May 2022, of achieving adjusted EBITDA profitability in fiscal 2023 and positive operating cash flow in fiscal 2024. The company continues to expect significantly lower cash utilization in the second half of 2022 compared with the first half of the year.

The outlook for certain financial metrics above and elsewhere in this press release, reflect assumptions regarding the company’s business. These assumptions include the anticipated benefit to the company’s business from the execution of the company’s strategic growth initiatives, including the impact of the planned use of remaining proceeds from the company's closed equity capital raises, as well as a portion of the expected proceeds from the expected equity financing transaction described above and the expected cash impact of the gift card transaction described above, to increase investments in marketing and technology initiatives and infrastructure, as well as continued operational improvements. The following guidance also assumes certain gift card redemption rates and the expansion of our enterprise sale and marketplace sale channels, including the anticipation of additional bulk sale transactions relating to a planned directed donation to an enterprise customer from a company related party. The following guidance also assumes that the company will not experience any unforeseen significant disruptions in its fulfillment operations or supply chain, or any increased impacts from macroeconomic trends, such as inflation.

Conference Call and Webcast

Blue Apron will host a conference call and live webcast today at 8:30 a.m. Eastern Time. The earnings conference call can be accessed by dialing 1-877-883-038. The conference ID is 1532649. Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com.

A recording of the webcast will be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Monday, August 15, 2022, by dialing (877) 344-7529 or (412) 317-0088, utilizing the replay access code 3856149.

About Blue Apron

Blue Apron’s vision is Better Living Through Better Food TM. Launched in 2012, Blue Apron offers fresh, chef-designed recipes that empower home cooks to embrace their culinary curiosity and challenge their abilities to see what a difference cooking quality food can make in their lives. Through its mission to spark discovery, connection and joy through cooking, Blue Apron continuously focuses on bringing incredible recipes to its customers, while minimizing its carbon footprint, reducing food waste, and promoting diversity and inclusion.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the company's ability to operate as a going-concern in the event that the pending financing and gift card transaction described in this press release do not close on the expected terms, the company’s expectations regarding its expenses and revenue, its ability to grow adjusted EBITDA and achieve or maintain profitability, the sufficiency of the company’s cash resources, the company’s needs for additional financing; the company’s ability, including the timing and extent, to sufficiently manage costs and to fund investments in its operations in amounts necessary to maintain compliance with financial, environmental, sustainability and corporate governance (“ESG”), and other covenants under its indebtedness while continuing to support the execution and acceleration of its growth strategy on the company’s anticipated timelines; the company’s ability to adopt a share repurchase program in the future based on the company’s cash resources and needs, operating results, and other relevant factors; the company’s ability, including the timing and extent, to successfully support the execution of its growth strategy and to meet its outlook forecasts (including the ability to successfully increase marketing and technology improvements on the planned timeline, if at all), cost-effectively attract new customers and retain existing customers, including its ability to sustain any increase in demand resulting from both its growth strategy or the COVID-19 pandemic, and its ability to continue to expand its product offerings and distribution channels, and to continue to execute operational efficiency practices; the company’s expectations regarding, and the stability of, its supply chain, including potential shortages, interruptions and/or increased costs in the supply or delivery of ingredients, and parcel and freight carrier interruptions or delays and/or higher freight or fuel costs, as a result of inflation or otherwise; changes in consumer behaviors, tastes and preferences that could lead to changes in demand, including as a result of, among other things the impact of inflation or other macroeconomic factors, and to some extent, long-term impacts on consumer behavior and spending habits; the company’s ability to attract and retain qualified employees and personnel in sufficient numbers; any material and adverse impact of the COVID-19 pandemic or any future surges, including as a result of new variants and subvariants of the virus, on the company’s operations and results, such as challenges in employee recruiting and retention, any prolonged closures, or series of temporary closures, of one or both of its fulfillment centers, supply chain or carrier interruptions or delays, and any resulting need to cancel or shift customer orders; the company’s ability to effectively compete; the company’s ability to maintain and grow the value of its brand and reputation; the company’s ability to achieve its ESG goals in its anticipated timeframe, if at all; the company’s ability to maintain food safety and prevent food-borne illness incidents and its susceptibility to supplier-initiated recalls; the company’s ability to comply with modified or new laws and regulations applying to its business, or the impact that such compliance may have on its business; the company’s vulnerability to adverse weather conditions, natural disasters, wars, and public health crises, including pandemics; the company’s ability to protect the security and integrity of its data and protect against data security risks and breaches; the company’s ability to obtain and maintain intellectual property protection; and other risks more fully described in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022, the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 9, 2022 and the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 to be filed with the SEC and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of any new information, future events, or otherwise.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, gain (loss) on extinguishment of debt, other income (expense) net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business. Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;
●	adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
●	adjusted EBITDA excludes (gain) loss on extinguishment of debt, as these represent primarily non-cash accounting adjustments;
●	adjusted EBITDA does not reflect other (income) expense net, as this represents changes in the fair value of the liability-classified warrant obligation as of each reporting period, which were required to be settled in either cash, which would have harmed our liquidity, or our Class A common shares, which would have resulted in dilution to our stockholders;
●	adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;
●	adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
●	other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and
●	other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures.”

Use of Key Customer Metrics

This press release includes various key customer metrics that the company uses to evaluate our business and operations, measure its performance, identify trends affecting its business, project its future performance, and make strategic decisions. You should read these metrics in conjunction with the company’s financial statements. The company defines and determines its key customer metrics as follows:

Orders

The company defines Orders as the number of paid orders by Customers across the company’s meal, wine and market products sold on its e-commerce platforms and, beginning in 2Q22, through third-party sales platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers

The company determines its number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across the company’s meal, wine or market products sold on its e-commerce platforms and, beginning in 2Q22, through third-party sales platforms in a given reporting period.

Average Order Value

The company defines Average Order Value as the company’s net revenue from its meal, wine and market products sold on its e-commerce platforms and, beginning in 2Q22, through third-party sales platforms, in a given reporting period divided by the number of Orders in that period. For 2Q22, Average Order Value excludes the $10.0 million bulk enterprise sale. If the bulk sale is included, Average Order Value for 2Q22 would be $73.04.

Orders per Customer

The company defines Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer

The company defines Average Revenue per Customer as the company’s net revenue from its meal, wine and market products sold on the company’s e-commerce platforms and, beginning in 2Q22, through third-party sales platforms in a given reporting period divided by the number of Customers in that period. For 2Q22, Average Revenue per Customer excludes the $10.0 million bulk enterprise sale. If the bulk sale is included, Average Revenue per Customer for 2Q22 would be $356.

Media Contact

Muriel Lussier

Blue Apron

muriel.lussier@blueapron.com

Investor Contact

Tip Fleming

Blue Apron

investor.relations@blueapron.com

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$54,028	$82,160
Accounts receivable, net	276	234
Related party receivables	10,000	—
Inventories, net	28,856	24,989
Prepaid expenses and other current assets	15,519	12,249
Total current assets	108,679	119,632
Property and equipment, net	100,397	108,355
Other noncurrent assets	6,995	3,719
TOTAL ASSETS	$216,071	$231,706
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$40,653	$27,962
Current portion of related party payables	6,000	—
Current portion of long-term debt	—	3,500
Accrued expenses and other current liabilities	29,507	31,951
Deferred revenue	13,308	7,958
Warrant obligation	—	8,001
Total current liabilities	89,468	79,372
Long-term debt	27,217	25,886
Facility financing obligation	35,832	35,886
Related party payables	3,000	—
Other noncurrent liabilities	8,156	10,509
TOTAL LIABILITIES	163,673	151,653
TOTAL STOCKHOLDERS’ EQUITY	52,398	80,053
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$216,071	$231,706

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net revenue	$124,237	$124,010	$241,988	$253,716
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	81,158	77,585	160,648	159,177
Marketing	21,776	16,316	49,690	36,256
Product, technology, general and administrative	38,510	36,802	81,767	73,353
Depreciation and amortization	5,464	5,612	10,868	11,232
Total operating expenses	146,908	136,315	302,973	280,018
Income (loss) from operations	(22,671)	(12,305)	(60,985)	(26,302)
Gain (loss) on extinguishment of debt	650	(4,089)	650	(4,089)
Interest income (expense), net	(1,435)	(2,731)	(3,205)	(4,439)
Other income (expense), net	387	548	2,033	548
Income (loss) before income taxes	(23,069)	(18,577)	(61,507)	(34,282)
Benefit (provision) for income taxes	(54)	(10)	(65)	(26)
Net income (loss)	$(23,123)	$(18,587)	$(61,572)	$(34,308)

Net income (loss) per share - basic	$(0.68)	$(0.98)	$(1.86)	$(1.86)
Net income (loss) per share - diluted	$(0.68)	$(0.98)	$(1.86)	$(1.86)
Weighted-average shares outstanding - basic	34,073,695	18,876,600	33,185,992	18,410,729
Weighted-average shares outstanding - diluted	34,073,695	18,876,600	33,185,992	18,410,729

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(61,572)	$(34,308)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	10,868	11,232
Loss (gain) on disposal of property and equipment	135	—
Loss (gain) on extinguishment of debt	(650)	4,089
Loss (gain) upon derecognition of Blue Torch warrant obligation	(214)	—
Changes in fair value of warrant obligation	(1,819)	(548)
Changes in reserves and allowances	66	132
Share-based compensation	4,039	5,465
Non-cash interest expense	450	807
Changes in operating assets and liabilities:	1,577	2,253
Net cash from (used in) operating activities	(47,120)	(10,878)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,985)	(3,009)
Proceeds from sale of property and equipment	111	1,302
Net cash from (used in) investing activities	(2,874)	(1,707)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from debt issuances	28,200	—
Net proceeds from equity and warrant issuances	25,500	21,571
Repayments of debt	(30,625)	(1,750)
Payments of debt and equity issuance costs	(1,143)	(572)
Receipt of funds held in escrow	—	5,000
Release of funds held in escrow	—	(5,000)
Principal payments on capital lease obligations	(69)	(77)
Net cash from (used in) financing activities	21,863	19,172
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(28,131)	6,587
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	83,597	45,842
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$55,466	$52,429

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2022	2022	2021
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(23,123)	$(38,449)	$(18,587)
Share-based compensation	1,704	2,173	3,146
Depreciation and amortization	5,464	5,404	5,612
Loss (gain) on extinguishment of debt	(650)	—	4,089
Interest (income) expense, net	1,435	1,770	2,731
Other (income) expense, net	(387)	(1,646)	(548)
Provision (benefit) for income taxes	54	11	10
Adjusted EBITDA	$(15,503)	$(30,737)	$(3,547)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$(18,322)	$1,073	$(47,120)	$(10,878)
Purchases of property and equipment	(1,664)	(1,263)	(2,985)	(3,009)
Free cash flow	$(19,986)	$(190)	$(50,105)	$(13,887)